EXHIBIT 99.2

90-92 Main Street, P.O. Box 58

Wellsboro, PA 16901

Phone: (570) 724-3411 Fax: (570) 723-8097

E-Mail: cnemail@cnbankpa.com Web Page: http://www.cnbankpa.com

Stock Symbol: CZNC

Chartered 1864
FEDERAL DEPOSIT INSURANCE CORP

March 31, 2012	QUARTERLY REPORT

Dear Shareholder:

I am proud to report net income of $5,587,000 for the first quarter of 2012 which is a $46,000 increase over the first quarter of 2011. On the surface the net income increase appears minimal; however 2011 net income was positively impacted by $1,839,000 of securities gains which was partially offset by a $948,000 impairment charge resulting in $891,000 additional pre-tax income. Return on Average Assets (ROAA) for the quarter was 1.72% with Return on Average Equity (ROAE) of 13.15%. These results place C&N in the elite class of its peer group.

As reported in previous quarters, total assets remain relatively unchanged as we continue to de-leverage the balance sheet due to low investment yield opportunities. Since late 2009, C&N has originated a significant amount of residential mortgages for sale to third parties while maintaining the servicing rights. The balance of residential mortgage loans originated for sale was $64,569,000 at March 31, 2012, an increase of $29,076,000 over one year earlier. The originations and servicing rights have produced a significant amount of non-interest income while not incurring the interest rate risk. Non-performing assets to total assets remain relatively modest at .70% which is very good by industry standards.

Assets under management by C&N’s Trust and Financial Management Group amounted to $678,693,000 at the end of the quarter, up 6.8% from a year earlier. The Group generated revenue of $929,000 during the first quarter which represents 24.7% of our Other Income.

The economy and regulatory environment continue to provide challenges for the Board of Directors and management. C&N has a dedicated group of employees to work through these challenges in pursuit of superior financial results.

We solicit your continued support as the Board of Directors, management and employees strive to enhance shareholder value.

Charles H. Updegraff, Jr.

Chairman, President & CEO

CITIZENS & NORTHERN CORPORATION

 BOARD OF DIRECTORS

Charles H. Updegraff, Jr. - Chairman
Dennis F. Beardslee		Raymond R. Mattie
Jan E. Fisher		Edward H. Owlett, III
R. Bruce Haner		Leonard Simpson
Susan E. Hartley		James E. Towner
Leo F. Lambert		Ann M. Tyler
Edward L. Learn

DIRECTOR EMERITUS

R. Robert DeCamp

CITIZENS & NORTHERN BANK

1-877-838-2517

OFFICES

428 S. Main Street, ATHENS, PA 18810

3 Main Street, CANISTEO, NY 14823

10 N Main Street, COUDERSPORT, PA 16915

111 Main Street, DUSHORE, PA 18614

563 Main Street, EAST SMITHFIELD, PA 18817

104 Main Street, ELKLAND, PA 16920

135 East Fourth Street, EMPORIUM, PA 15834

6250 County Route 64, HORNELL, NY 14843

230-232 Railroad Street, JERSEY SHORE, PA 17740

102 E. Main Street, KNOXVILLE, PA 16928

514 Main Street, LAPORTE, PA 18626

4534 Williamson Trail LIBERTY, PA 16930

1085 S. Main Street, MANSFIELD, PA 16933

612 James Monroe Avenue, MONROETON, PA 18832

3461 Rte.405 Highway, MUNCY, PA 17756

100 Maple Street, PORT ALLEGANY, PA 16743

24 Thompson Street, RALSTON, PA 17763

1827 Elmira Street, SAYRE, PA 18840

2 E. Mountain Ave., SO. WILLIAMSPORT, PA 17702

41 Main Street, TIOGA, PA 16946

428 Main Street, TOWANDA, PA18848

Court House Square, TROY, PA 16947

90-92 Main Street, WELLSBORO, PA 16901

130 Court Street, WILLIAMSPORT, PA 17701

1510 Dewey Ave., WILLIAMSPORT, PA 17702

Route 6, WYSOX, PA 18854

TRUST & FINANCIAL MANAGEMENT GROUP

3 Main Street, Canisteo, NY 14823	607-698-4295
10 N Main Street, Coudersport, PA 16915	800-921-9150
1827 Elmira Street, Sayre, PA 18840	888-760-8192
428 Main Street, Towanda, PA 18848	888-987-8784
90-92 Main Street, Wellsboro, PA 16901	888-487-8784
130 Court Street, Williamsport, PA 17701	866-732-7213

ACCOUNT SERVICES - 90-92 Main St., Wellsboro, PA 16901
BANKCARD SERVICES - 90-92 Main St., Wellsboro PA 16901	800-577-8001
ELECTRONIC BANKING – 10 Nichols St., Wellsboro, PA 16901	877-838-2517
www.cnbankpa.com

C&N FINANCIAL SERVICES CORPORATION – 90-92 Main Street, Wellsboro, PA	866-ASK-CNFS
www.cnfinancialservices.com

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(In Thousands, Except Per Share Data) (Unaudited)

	1ST	4TH	@1ST
	QUARTER	QUARTER	QUARTER
	2012	2011	2011
	(Current)	(Prior Qtr)	(Prior Yr)
Interest and Dividend Income	$14,776	$15,198	$15,298
Interest Expense	2,502	2,804	4,016
Net Interest Income	12,274	12,394	11,282
(Credit) Provision for Loan Losses	(182)	(87)	(192)
Net Interest Income After (Credit) Provision for Loan Losses	12,456	12,481	11,474
Other Income	3,759	3,711	2,555
Net (Losses) Gains on Available-for-sale Securities	(2)	188	1,839
Noninterest Expenses	8,517	7,948	8,263
Income Before Income Tax Provision	7,696	8,432	7,605
Income Tax Provision	2,109	2,291	2,064
Net Income	$5,587	$6,141	$5,541

PER COMMON SHARE DATA:
Net Income – Basic	$0.46	$0.51	$0.46
Net Income – Diluted	$0.46	$0.51	$0.45
Dividend Per Share	$0.18	$0.16	$0.13
Number Shares Used in Computation - Basic	12,206,870	12,145,666	12,174,935
Number Shares Used in Computation - Diluted	12,245,752	12,154,971	12,178,099

CONDENSED, CONSOLIDATED BALANCE SHEET DATA

(In Thousands, Except Per Share Data) (Unaudited)

	MAR. 31,	DEC. 31,	MAR. 31,
	2012	2011	2011
ASSETS
Cash & Due from Banks	$56,498	$60,575	$59,278
Available-for-sale Securities	486,664	481,685	452,974
Loans Held for Sale	2,223	939	135
Loans, Net	690,218	700,610	710,113
Intangible Assets	12,135	12,154	12,239
Other Assets	69,026	67,772	81,470
TOTAL ASSETS	$1,316,764	$1,323,735	$1,316,209

LIABILITIES
Deposits	$1,016,801	$1,018,206	$1,010,001
Repo Sweep Accounts	4,030	4,950	16,068
Total Deposits and Repo Sweeps	1,020,831	1,023,156	1,026,069
Borrowed Funds	115,202	125,363	138,340
Other Liabilities	9,117	7,831	5,747
TOTAL LIABILITIES	1,145,150	1,156,350	1,170,156

SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated Other Comprehensive Income (Loss)	161,240	157,225	144,895
Accumulated Other Comprehensive Income (Loss):
Net Unrealized Gains/Losses on Available-for-sale Securities	10,852	10,791	1,478
Defined Benefit Plans	(478)	(631)	(320)
TOTAL SHAREHOLDERS' EQUITY	171,614	167,385	146,053
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,316,764	$1,323,735	$1,316,209

CONDENSED, CONSOLIDATED FINANCIAL HIGHLIGHTS

(In Thousands, Except Per Share Data) (Unaudited)

	3 MONTHS ENDED		%
	MARCH 31,		INCREASE
	2012	2011	(DECREASE)
EARNINGS PERFORMANCE
Net Income	$5,587	$5,541	0.83%
Return on Average Assets	1.72%	1.69%	1.78%
Return on Average Equity	13.15%	15.67%	-16.08%

BALANCE SHEET HIGHLIGHTS
Total Assets	$1,316,764	$1,316,209	0.04%
Available-for-Sale Securities	486,664	452,974	7.44%
Loans (Net)	690,218	710,113	-2.80%
Allowance for Loan Losses	7,370	8,846	-16.69%
Deposits and Repo Sweep Accounts	1,020,831	1,026,069	-0.51%

Trust Assets Under Management	678,693	635,497	6.80%

SHAREHOLDERS' VALUE (PER COMMON SHARE)
Net Income - Basic	$0.46	$0.46	0.00%
Net Income - Diluted	$0.46	$0.45	2.22%
Dividends	$0.18	$0.13	38.46%
Common Book Value	$14.05	$11.99	17.18%

Tangible Common Book Value	$13.06	$10.99	18.84%
Market Value (Last Trade)	$20.00	$16.81	18.98%
Market Value / Common Book Value	142.35%	140.20%	1.53%
Market Value / Tangible Common Book Value	153.14%	152.96%	0.12%
Price Earnings Multiple	10.87	9.14	18.93%
Dividend Yield	3.60%	3.09%	16.50%

SAFETY AND SOUNDNESS
Tangible Common Equity / Tangible Assets	12.22%	10.26%	19.10%
Nonperforming Assets / Total Assets	0.70%	0.88%	-20.45%
Allowance for Loan Losses / Total Loans	1.06%	1.23%	-13.82%
Total Risk Based Capital Ratio (a)	21.88%	18.49%	18.32%
Tier 1 Risk Based Capital Ratio (a)	20.67%	17.17%	20.40%
Leverage Ratio (a)	11.45%	9.72%	17.80%

AVERAGE BALANCES
Average Assets	$1,302,682	$1,312,560	-0.75%
Average Equity	169,897	141,415	20.14%

(a) Capital ratios are estimated.